Exhibit 99.1

Investor Relations

Kurt Svendsen

Director, Investor and Public Relations

(952) 887-8630, invest@toro.com

Media Relations

Branden Happel

Manager, Public Relations

(952) 887-8930, pr@toro.com

For Immediate Release

The Toro Company Reports 2011 Third Quarter Results

•                  Quarterly sales up 9 percent to a record $501 million

•                  Worldwide shipments of golf equipment increase on strength of new products

•                  Net earnings per share for the quarter up 10 percent to $1.11

•                  Company reaffirms full-year guidance

BLOOMINGTON, Minn. (August 18, 2011) — The Toro Company (NYSE: TTC) today reported net earnings of $35.1 million, or $1.11 per share, on net sales of $501 million for its fiscal third quarter ended July 29, 2011.  The company’s third quarter earnings were reduced by $0.09 per share to account for a product rework expense.  In the comparable fiscal 2010 period, the company reported net earnings of $33.4 million, or $1.01 per share, on net sales of $ 458.9 million.

For the first nine months, Toro reported net earnings of $112.6 million, or $3.51 per share, on net sales of $1,515.9 million.  In the comparable fiscal 2010 period, the company posted net earnings of $90 million, or $2.66 per share, on net sales of $1,353.1 million.

“We delivered record sales over what was a good third quarter last year,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “Unfortunately, weather around the country slowed sales in our residential and landscape contractor businesses, and a disappointing walk power mower rework issue negatively impacted earnings for the quarter.  Even so, demand for golf and grounds equipment around the world remained strong, and adoption of our micro irrigation solutions continued to grow, which helped drive strong quarterly results.”

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the third quarter totaled $346 million, up 8.8 percent from the prior year period.  Worldwide shipments of golf equipment led segment growth on increased demand and strength of new products, such as Toro’s Multi Pro® 5800 sprayer and Reelmaster® 7000 fairway mower.  Micro irrigation products saw solid gains on a worldwide basis driven by added production capacity and growing acceptance for drip technologies, including Toro’s patented Aqua-Traxx® premium drip tape. Slower sales for landscape maintenance equipment resulting from significant drought in key markets offset some of the gains.  For the first nine months, professional segment net sales were $1,022.5 million, up 16.2 percent from the comparable fiscal 2010 period.

•                  Professional segment earnings for the third quarter totaled $64.3 million, up slightly from $62.7 million in the prior year period.  For the first nine months, professional segment earnings were $187.9 million, up from $156.1 million in the comparable fiscal 2010 period.

-more-

Residential

•                  Residential segment net sales for the third quarter totaled $147.5 million, up 8.6 from the prior year period.  Worldwide orders for snow products were up significantly for the quarter on strong preseason demand due to last year’s healthy snowfalls that depleted field inventory levels.  Somewhat offsetting these gains were lower sales of walk power mowers and riding products.  For the first nine months, residential segment net sales were $480.4 million, up 3.8 percent from the comparable fiscal 2010 period.

•                  Residential segment earnings for the third quarter totaled $4.6 million, down from $10.7 million in the prior year period.  The earnings decline was mainly the result of a pre-tax charge of $4.5 million to account for one-time costs associated with a rework issue affecting a large number of walk power mowers.  For the first nine months, residential segment earnings were $42.5 million, down from $49.2 million in the comparable fiscal 2010 period.

OPERATING RESULTS

Gross margin for the third quarter declined 170 basis points from the same period last year to 33.5 percent.  The margin decline was mostly due to the mower rework issue, increased commodity costs and higher freight expense.  For the first nine months, margins were down 20 basis points from the comparable fiscal 2010 period to 34.2 percent.

Selling, general and administrative (SG&A) expense as a percent of sales for the third quarter was down 90 basis points to 22.6 percent, and for the first nine months decreased 100 basis points to 22.6 percent.  The decline in SG&A as a percent of sales for both periods reflects further leveraging of costs over improved sales volumes.

Operating earnings as a percent of sales decreased 80 basis points to 10.9 percent for the third quarter, but increased 80 basis points to 11.6 percent for the first nine months.

Interest expense for the third quarter was $4.3 million, up slightly from prior year period.  For the first nine months, interest expense totaled $12.6 million, down slightly percent from the same period last year.

The effective tax rate for the third quarter was 32.9 percent compared with 35.7 percent in the same period last year.  For the first nine months, the tax rate declined to 32.7 percent from 34.4 percent last year, primarily the result of the retroactive extension of the Federal Research and Engineering Tax Credit.

Accounts receivable at the end of the third quarter totaled $199 million, up 17 percent from the prior year period, on a sales increase of 9 percent.  Net inventories were $232.4 million, up 31 percent from the comparable fiscal 2010 period.  Trade payables were $126.7 million, up 7.4 percent compared with last year.

OUTLOOK

“Even with the external challenges of weather and the economy, along with the rework issue, we posted very solid results for the first nine months and remain committed to our revenue and EPS guidance for the year,” said Hoffman.  “Increased economic concern certainly isn’t welcome news, but we remain encouraged about our end markets, competitive position, and innovation levels as we finish up our fiscal year.  The summer selling season is winding down and we are positioned well for the upcoming snow season with a strong lineup and expanded placement.”

The company continues to expect net earnings for fiscal 2011 to be about $3.60 per share on a revenue increase of about 10 to 12 percent.

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About The Toro Company

The Toro Company is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems, to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL

August 18, 10:00 a.m. CDT

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on August 18, 2011.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics, resins and other commodities and components; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the revenue growth, operating earnings and employee engagement goals of our new, multi-year, employee initiative called “Destination 2014”; our increased dependence on international sales and the risks attendant to international operations and markets, including our ability to successfully develop a new micro-irrigation manufacturing facility in Romania and political, economic and/or social instability in the countries in which we sell our products resulting in contraction or disruption of such markets; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  and the occurrence of litigation or claims.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	July 29, 2011	July 30, 2010	July 29, 2011	July 30, 2010
Net sales	$501,045	$458,890	$1,515,858	$1,353,067
Gross profit	167,661	161,633	517,860	465,436
Gross profit percent	33.5%	35.2%	34.2%	34.4%
Selling, general, and administrative expense	112,937	107,824	342,580	319,712
Operating earnings	54,724	53,809	175,280	145,724
Interest expense	(4,294)	(4,243)	(12,596)	(12,759)
Other income, net	1,861	2,399	4,560	4,205
Earnings before income taxes	52,291	51,965	167,244	137,170
Provision for income taxes	17,200	18,551	54,621	47,177
Net earnings	$35,091	$33,414	$112,623	$89,993

Basic net earnings per share	$1.13	$1.03	$3.58	$2.69

Diluted net earnings per share	$1.11	$1.01	$3.51	$2.66

Weighted average number of shares of common stock outstanding — Basic	31,176	32,464	31,491	33,400

Weighted average number of shares of common stock outstanding — Diluted	31,739	32,972	32,062	33,819

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment Net Sales	July 29, 2011	July 30, 2010	July 29, 2011	July 30, 2010
Professional	$345,972	$317,876	$1,022,536	$880,252
Residential	147,479	135,759	480,404	462,613
Other	7,594	5,255	12,918	10,202
Total *	$501,045	$458,890	$1,515,858	$1,353,067

* Includes international sales of	$146,678	$130,317	$487,325	$427,646

	Three Months Ended		Nine Months Ended
Segment Earnings (Loss) Before Income Taxes	July 29, 2011	July 30, 2010	July 29, 2011	July 30, 2010
Professional	$64,344	$62,681	$187,869	$156,094
Residential	4,638	10,650	42,545	49,190
Other	(16,691)	(21,366)	(63,170)	(68,114)
Total	$52,291	$51,965	$167,244	$137,170

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	July 29, 2011	July 30, 2010
ASSETS
Cash and cash equivalents	$118,113	$163,379
Receivables, net	199,012	170,096
Inventories, net	232,362	177,195
Prepaid expenses and other current assets	20,256	12,302
Deferred income taxes	59,908	56,847
Total current assets	629,651	579,819

Property, plant, and equipment, net	187,648	168,003
Deferred income taxes	965	3,679
Goodwill and other assets, net	149,283	128,151
Total assets	$967,547	$879,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$2,728	$3,205
Short-term debt	53	737
Accounts payable	126,688	118,009
Accrued liabilities	268,200	243,743
Total current liabilities	397,669	365,694

Long-term debt, less current portion	225,162	224,313
Deferred revenue	10,776	10,332
Other long-term liabilities	7,560	7,680
Stockholders’ equity	326,380	271,633
Total liabilities and stockholders’ equity	$967,547	$879,652

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine Months Ended
	July 29, 2011	July 30, 2010
Cash flows from operating activities:
Net earnings	$112,623	$89,993
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity income from affiliates	(4,433)	(1,760)
Provision for depreciation, amortization, and impairment losses	34,251	32,454
Gain on disposal of property, plant, and equipment	(22)	(107)
Stock-based compensation expense	6,094	5,370
(Increase) decrease in deferred income taxes	(930)	460
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(53,335)	(33,918)
Inventories, net	(33,975)	(398)
Prepaid expenses and other assets	(8,994)	1,259
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	21,190	64,042
Net cash provided by operating activities	72,469	157,395

Cash flows from investing activities:
Purchases of property, plant, and equipment	(43,269)	(32,689)
Proceeds from asset disposals	109	312
Decrease (increase) in investment in affiliates, net	959	(5,354)
(Increase) decrease in other assets	(631)	464
Acquisitions, net of cash acquired	(14,060)	(3,572)
Net cash used for investing activities	(56,892)	(40,839)

Cash flows from financing activities:
Decrease in short-term debt	(776)	—
Repayments of long-term debt, net of costs	(1,134)	(1,690)
Excess tax benefits from stock-based awards	2,444	3,093
Proceeds from exercise of stock options	12,309	13,318
Purchases of Toro common stock	(71,216)	(135,269)
Dividends paid on Toro common stock	(18,894)	(17,997)
Net cash used for financing activities	(77,267)	(138,545)

Effect of exchange rates on cash	2,437	(2,405)

Net decrease in cash and cash equivalents	(59,253)	(24,394)
Cash and cash equivalents as of the beginning of the period	177,366	187,773

Cash and cash equivalents as of the end of the period	$118,113	$163,379

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